UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2014

Motorola Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-7221	36-1115800
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1303 East Algonquin Road Schaumburg, Illinois	60196
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 576-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

The information in this Form 8-K that is furnished under “Item 2.02. Results of Operations and Financial Condition” and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

On April 14, 2014, Motorola Solutions, Inc. (the “Company”) announced that it had entered into an agreement to sell the Company’s Enterprise business to Zebra Technologies, Inc. for $3.45 billion in cash. The transaction is expected to close by the end of 2014. Based on the terms and conditions of the agreement, certain assets and liabilities that have been historically reported as part of its Enterprise business operating segment, including the Company’s iDEN infrastructure business, will be excluded from the sale transaction. As a result of its entry into the agreement, beginning in the second quarter of 2014, the results of operations of the portions of the Enterprise business included in the transaction will be presented in the Company’s financial statements as discontinued operations. Certain corporate and general costs which have historically been allocated to the Enterprise business will remain with the Company after the sale of the Enterprise business.

Beginning in the second quarter of 2014, the assets and liabilities of the Enterprise business will be presented in the Company’s financial statements as assets and liabilities held for sale.

To assist in the understanding of the Company’s continuing operations, the Company has prepared pro forma sales and operating earnings information giving effect to the discontinued operations treatment of the Enterprise business for the Company for fiscal years 2012 and 2013 and for the first quarter of 2014. The pro forma financial information is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Pro forma financial information of the Company for fiscal years 2012 and 2013 and for the first quarter of 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTOROLA SOLUTIONS, INC. (Registrant)

Dated: May 1, 2014	By:	/s/ John K. Wozniak
		Name:	John K. Wozniak
		Title:	Corporate Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Pro forma financial information of the Company for fiscal years 2012 and 2013 and for the first quarter of 2014